Exhibit 99.1

Watsco Reports Third Quarter Results
___________

Record Revenues, Strong Reduction in Operating Costs & Increased Cash Flow;
Adjusted EPS 71 Cents Per Share

COCONUT GROVE, Florida -- (BUSINESS WIRE), October 27, 2009 -- Watsco, Inc. (NYSE:WSO) today reported its results for the third quarter and for the nine months ended September 30, 2009.  The 2009 third quarter results include Carrier Enterprise, a joint venture formed on July 1, 2009 with Carrier Corporation which added 95 locations to the Watsco network.  Watsco’s consolidated revenues on a pro forma basis were $3 billion in 2008.  Watsco owns 60% of Carrier Enterprise and Carrier owns 40%.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC/R industry, currently operating 508 locations serving over 50,000 customers in 36 states, Puerto Rico, Latin America and the Caribbean.

Third Quarter Results

Revenues were a record $742 million, a 56% increase over 2008, and include $337 million of revenues added by Carrier Enterprise.  Same-store sales declined 15% and reflect a 9% decline in sales of air conditioning and heating (HVAC) equipment (50% of sales), a 24% decrease in other HVAC products (38% of sales) and a 17% decrease in the sale of refrigeration products (12% of sales).  Revenues reflect a richer sales mix of high-efficiency air conditioning systems offset by lower demand due to economic conditions.  Results also reflect lower pricing for certain commodity-based products and notable weakness in the Company’s western operations.  The combination of these two factors impacted same-store sales by $36 million, or half, of the relative change in sales and affected diluted earnings per share by approximately 16 cents for the quarter.

Gross profit was a record $172 million, a 36% increase over 2008 and gross profit margin was 23.2%.  On a same-store basis, gross profit was $104 million and gross profit margin was 25.8% versus 26.7% last year, reflecting competitive conditions and a 31 basis-point impact from the shift in sales mix toward HVAC equipment, which traditionally generates lower gross profit margin versus non-equipment products.

Selling, general and administrative (SG&A) expenses were $131 million and as a percentage of sales were 17.6%.  Excluding the additional Carrier Enterprise locations, SG&A expenses were $76 million, a decline of $13 million or 14%.  Operating income increased 10% to $41.5 million with an operating margin of 5.6% (6.8% on a same-store basis).

Diluted earnings per share were 71 cents on an adjusted basis and 66 cents per share on a GAAP basis versus 81 cents last year.  Net income was $22.1 million excluding one-time transaction costs and $21.1 million on a GAAP basis versus $23.3 million last year. The results of Carrier Enterprise added approximately 8 cents to diluted earnings per share during the quarter.

The results include $2.5 million of one-time transaction costs, which are included in SG&A expenses in accordance with FASB Accounting Standards Codification Topic 805 (formerly SFAS No. 141R), (a 3 cent impact to diluted earnings per share).  In addition, the Company adopted FASB Accounting Standards Codification Topic 260 (formerly FSP EITF 03-06-1) in 2009, an accounting pronouncement that changes the computation of earnings per share as it relates to non-vested share-based payment awards (a 2 cent impact to diluted earnings per share). Results also include the issuance of 3,080,469 shares of Watsco common stock issued to Carrier in connection with the Carrier Enterprise transaction.

Albert H. Nahmad, Watsco's President & Chief Executive Officer, stated, “We are pleased with the continued movement toward higher-efficiency, environmentally-friendly air conditioning systems, especially given the economic conditions.  Our quarterly results reflect increased unit sales in this product category at higher prices generating 51% sales growth over last year, and represent 30% of unitary equipment sales.  Business trends improved during the course of the quarter due in part to this improvement in sales mix.  Longer-term, we expect movement toward high-efficiency to accelerate once market conditions for replacement air conditioning normalize to historical levels and pent-up demand begins to unwind.  In the meantime, we continue to aggressively manage operating costs.”

Mr. Nahmad added, “We are also pleased with the results of Carrier Enterprise, which performed comparatively well and expanded operating margins in a difficult market environment.  This transformational transaction provides immense opportunities to grow our business.  As importantly, our financial position remains conservative and positions us to make additional investments in building the Watsco network.”

Nine-Month Results

Revenues were a record $1.4 billion, a 5% increase over 2008 and include revenues added by Carrier Enterprise.   Same-store sales declined 19%, including a 14% decrease in the sale of HVAC equipment (47% of sales), a 26% decrease in other HVAC products (40% of sales) and a 16% decrease in the sale of refrigeration products (13% of sales). Revenues reflect a richer sales mix of high-efficiency air conditioning systems offset by lower demand due to economic conditions.  Results also reflect lower pricing for certain commodity-based products and notable weakness in the Company’s western operations.  These two factors impacted same-store sales by $118 million, or almost half, of the relative change in sales and affected diluted earnings per share by approximately 65 cents for the period.

Gross profit was a record $347 million and gross profit margin was 24.1%.  On a same-store basis, gross profit was $279 million and gross profit margin was 25.4%, reflecting a 17 basis-point difference from the shift in sales mix toward air conditioning equipment and a 36 basis-point impact from lower margins on certain commodity-based products.  Gross profit margin of such commodity-based products normalized during the third quarter of 2009.

SG&A expenses were $281 million and as a percentage of sales were 19.5%.  Excluding the additional Carrier Enterprise locations and transaction costs, SG&A expenses were $226 million, a decline of $37 million or 14%. Operating income was $66.2 million with an operating margin of 4.6% (4.9% on a same-store basis and excluding one-time transaction costs).

Diluted earnings per share were $1.31 on an adjusted basis and $1.21 per share on a GAAP basis versus $1.98 last year.  Net income was $38.0 million excluding one-time transaction costs and $36.2 million on a GAAP basis compared to $57.0 million in 2008.

Cash Flow and Dividends

During the first nine months of 2009, operating cash flow increased 3% to $38.4 million.  Over the last 12 months, operating cash flow was $115 million (approximately $4.11 per diluted share) and free cash flow (operating cash flow less net capital expenditures) was $110 million.  Dividends of $41.7 million were paid during the nine-month period ended September 30, 2009, an increase of 14% over 2008.  Watsco’s quarterly dividend rate was raised 7% to 48 cents per share in April 2009. Watsco has paid dividends every quarter for over 30 years, and more recently has established a consistent track record of paying increasing dividends.  At September 30, 2009, Watsco’s debt-to-total capitalization was 6%.

Mr. Nahmad added, “Once again we are producing strong cash flow and our balance sheet remains in solid condition.  We are also happy that shareholders continue to meaningfully participate through increasing dividends.  Since 2000, our cumulative operating cash flow was approximately $650 million compared to net earnings of approximately $475 million, surpassing by far our stated goal of generating cash flow greater than net income.”

Conference Call

Watsco is hosting a conference call to discuss its third quarter earnings results today at 10:00 a.m. (EDT). The conference call will be web-cast by CCBN's StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company's website. For those unable to connect to the web-cast, you may listen via telephone. The dial-in number is (866) 740-9405. Please call five to ten minutes prior to the scheduled start time as the number of telephone connections is limited.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC/R industry, currently operating 508 locations serving over 50,000 customers in 36 states, Puerto Rico, Latin America and the Caribbean. The Company's goal is to build a network of locations that provide the finest service and product availability for HVAC/R contractors, assisting and supporting them as they serve the country's homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

Use of Non-GAAP Financial Information

In this release, the Company discloses pro forma or non-GAAP measures of adjusted diluted earnings per share, free cash flow and same-store sales. Information referring to “same-store basis” excludes the effects of locations acquired, locations opened in new markets and locations closed during the prior 12 months. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as diluted earnings per share and operating cash flow. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco's industry, seasonal nature of sales of Watsco's products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.
Consolidated Results of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues	$741,895	$475,225	$1,438,209	$1,365,446
Cost of sales	569,886	348,552	1,090,981	1,009,709
Gross profit	172,009	126,673	347,228	355,737
Gross profit margin	23.2%	26.7%	24.1%	26.1%
SG&A expenses	130,557	88,969	281,044	262,881
Operating income	41,452	37,704	66,184	92,856
Operating margin	5.6%	7.9%	4.6%	6.8%
Interest expense, net	1,031	632	1,703	1,614
Income before income taxes	40,421	37,072	64,481	91,242
Income taxes	13,280	13,740	22,230	34,216
Net income	27,141	23,332	42,251	57,026

Less: net income attributable to noncontrolling interest	6,010	-	6,010	-
Net income attributable to Watsco, Inc.	$21,131	$23,332	$36,241	$57,026

Earnings per share for Common and Class B common stock:
Basic	$0.66	$0.82	$1.21	$2.02
Diluted	$0.66	$0.81	$1.21	$1.98

Weighted-average Common and Class B common shares and equivalent shares used to calculate earnings per share:
Basic	30,179	26,539	27,922	26,428
Diluted	30,437	27,118	27,922	27,022

Calculation of net income used to calculate basic and diluted earnings per share:

Basic earnings per share:
Net income available to Watsco, Inc. shareholders	$21,131	$23,332	$36,241	$57,026
Less: distributed and undistributed income allocated to non-vested common stock	(1,162)	(1,473)	(2,480)	(3,595)
Earnings allocated to shareholders	$19,969	$21,859	$33,761	$53,431

Diluted earnings per share:
Net income available to Watsco, Inc. shareholders	$21,131	$23,332	$36,241	$57,026
Less: distributed and undistributed income allocated to non-vested common stock	(1,159)	(1,460)	(2,480)	(3,569)
Earnings allocated to shareholders	$19,972	$21,872	$33,761	$53,457

WATSCO, INC.
Condensed Consolidated Balance Sheets
 (In thousands)
(Unaudited)

	September 30,	December 31,
	2009	2008

Cash and cash equivalents	$65,317	$41,444
Accounts receivable, net	324,972	151,317
Inventories	457,791	250,914
Other	18,486	13,028
Total current assets	866,566	456,703

Property and equipment, net	33,567	24,209
Other	358,100	235,149
Total assets	$1,258,233	$716,061

Accounts payable and accrued expenses	$287,588	$107,556
Current portion of long-term obligations	178	268
Total current liabilities	287,766	107,824

Borrowings under revolving credit agreement	43,000	20,000
Deferred income taxes and other liabilities	25,150	17,577
Total liabilities	355,916	145,401

Watsco's shareholders’ equity	746,288	570,660
Noncontrolling interest	156,029	-
Shareholders’ equity	902,317	570,660
Total liabilities and shareholders’ equity	$1,258,233	$716,061

WATSCO, INC.
Supplemental Data
Reconciliation of GAAP Financial Results to Non-GAAP Measures
 (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Diluted earnings per share (GAAP)	$0.66	$0.81	$1.21	$1.98
Effect of transaction costs	0.03	--	0.06	--
Effect of FASB ASC 260 (FSP EITF 03-06-1)	0.02	0.03	0.04	0.08
Diluted earnings per share (Non-GAAP)	$0.71	$0.84	$1.31	$2.06